UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.     Other Events

            On June 29, 2001, the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES, INC.

ANNOUNCES COMPLETION OF REFINANCING PLAN

METAIRIE, LA, June 29, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has completed its previously announced plan to refinance substantially all of its long-term debt.

Under the plan, the Company has entered into a new $550 million senior secured credit facility and has privately placed $300 million of 10-3/4% senior subordinated notes due 2008. The new senior secured credit facility consists of a $175 million four-year revolving credit facility, a $75 million 18-month asset sale term loan and a $300 million five-year term loan B.

Proceeds from borrowings under the new credit facility and from the issuance of the notes, along with cash on hand, have been used to repay and terminate the Company's revolving credit facility ($442 million outstanding as of June 29, 2001), redeem all of its privately held senior notes ($64.8 million outstanding as of June 29, 2001), complete its tender offer for $200 million of its publicly held debt and pay related tender premiums, prepayment penalties, fees and expenses.

The Company completed its tender offer by accepting for purchase $99.9 million principal amount of its 6.70% notes due 2003, representing all of the 6.70% notes tendered, and $100.1 million principal amount of its 6.40% Remarketable or Redeemable Securities (ROARS) due May 1, 2013 (Remarketing Date May 1, 2003), representing approximately 50.3% of the ROARS tendered. The tender offer expired at 5:00 p.m. New York City time on June 28, 2001. Cash payments to the tendering noteholders will commence promptly.

The Company will continue to have outstanding $100,000 principal amount of 6.70% notes and approximately $99.9 million principal amount of ROARS, all of which will be secured equally and ratably with the new senior secured credit facility. The Company will also continue to have outstanding approximately $25 million in loans related to previously acquired businesses.

William E. Rowe, President and Chief Executive Officer, stated, "We are pleased to have completed these transactions, allowing us to extend our debt maturities and fully address our liquidity issues. We can now focus all of our time on our solid operating performance. We anticipate that the approximately $70 million in pre-tax net proceeds from the pending sale of our operations in Mexico, scheduled to close around July 31, 2001, will allow us to substantially reduce the balance of our new asset sale term loan in the near future. Our plan to sell the remainder of our foreign operations should yield significant additional cash to reduce debt. We believe that our new capital structure will provide us with a firm foundation from which we will continue to improve and expand our operations internally, strengthen our financial performance and increase shareholder value."

Additional information regarding the Company's refinancing plan is contained in the Company's Form 10-Q for the quarter ended April 30, 2001. The senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; the Company's success with its internal growth strategies, operating initiatives and cash flow initiatives; the effects, timing and pricing of possible asset sales. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended April 30, 2001. The Company assumes no obligation to update information contained herein.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 612 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

June 29, 2001	/S/ MICHAEL G. HYMEL Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller